Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) (l)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and/or 13D/A dated April 20, 2000, as amended by Schedule 13D/A (Amendment No. 1) dated December 8, 2003, as amended by Schedule 13D/A (Amendment No. 1) dated November 18, 2008 (including amendments thereto) with respect to the Common Shares of Global Sources Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement:

Dated: November 18, 2008	HILL STREET TRUSTEES LIMITED,
as trustee of the Quan Gung ‘86 Trust

By: /s/ Alan Richard Binnington
Name: Alan Richard Binnington
Title: Director

HUNG LAY SI CO. LTD.

By: /s/ Alan Richard Binnington
Name: Alan Richard Binnington
Title: Director